Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221090) pertaining to the Omnibus Incentive Compensation Plan and the Amended and Restated 2015 Equity Incentive Plan of CarGurus, Inc. of our reports dated February 11, 2021, with respect to the consolidated financial statements of CarGurus, Inc., and the effectiveness of internal control over financial reporting of CarGurus, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 11, 2021